Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), by and among LIN Media LLC, a Delaware limited liability company and LIN Television Corporation, a Delaware corporation (the “Company”), and Richard J. Schmaeling (the “Executive”), sets forth the terms and understandings regarding Executive’s termination of employment with the Company.

WHEREAS, the Executive has been employed by the Company under terms set forth in that certain Employment Agreement dated September 27, 2013, by and among the Company and the Executive (the “Employment Agreement”);

WHEREAS, pursuant to Section 9 of the Employment Agreement, Executive is entitled to certain payments and benefits upon a termination of employment by the Company without Cause or resignation by the Executive for Good Reason (each as defined in the Employment Agreement);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC dated as of March 21, 2014 (the “Merger Agreement”);

WHEREAS, the Executive’s employment as an officer and employee of the Company shall terminate (the “Separation”) effective immediately prior and subject to the closing of the transaction contemplated by the Merger Agreement (such date, the “Separation Date”);

WHEREAS, effective as of the Separation Date, the Executive and the Company shall enter into that certain Consulting Agreement, dated as of the Separation Date (the “Consulting Agreement”), pursuant to which the Executive shall provide certain services as described in the Consulting Agreement to the Company following the Separation; and

WHEREAS, the Executive and the Company wish to settle their mutual rights and obligations under the Employment Agreement arising in connection with the Executive’s service with the Company and the Executive’s separation of service.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.                                      Separation from the Company  Effective as of the Separation Date, the Executive hereby resigns from Executive’s position as Senior Vice President Chief Financial Officer and from any other positions the Executive then may have with the Company and its subsidiaries and affiliates.  The Executive shall promptly execute any additional documentation the Company may request to reflect such resignations.

2.                                      Compensation and Benefits through the Separation Date.

(a)                                 Base Salary.  The Executive shall be entitled to continue to receive Executive’s current base annual salary through the Separation Date, which shall be paid in installments in accordance with the Company’s normal payroll practices.

(b)                                 Employee Benefits.  Until the Separation Date, the Executive shall continue to be entitled to participate as an active employee in those employee benefit plans and programs in which Executive currently participates, subject to the terms and conditions of such plans.  Effective as of the Separation Date, except as expressly provided herein, the Executive’s active participation in such plans shall cease, and the Executive shall continue to have all rights to accrued and vested benefits under such plans in accordance with their terms.

3.                                      Separation Payments and Benefits. In accordance with Section 9 of the Employment Agreement, the Executive shall be entitled to receive:

(a)                                 Separation Payment.  The Company shall pay to the Executive a total amount equal to $2,000,000 (the “Separation Payment”).  The Company shall pay the Separation Payment to the Executive in a single lump sum on the day following the Release Effective Date (as defined in Section 3(d) below) (the “Payment Date”), provided that $190,769 of the Separation Payment shall be subject to Section 18(b). Such payment shall be subject to the terms and conditions of this Agreement, including applicable tax withholdings as provided herein.

(b)                                 Continuation of Health Benefits.  During the twenty-four (24) month period following the Separation Date, the Company shall pay for the employer’s and employee’s normal portion of the costs of Executive’s health and dental insurance premiums in an amount consistent with that paid on the Separation Date, provided that Executive chooses to participate in COBRA or a similar health insurance continuation program and provides the Company with proof of such participation. If Executive chooses to receive COBRA coverage from the Company’s group health plans during this twenty-four month period, such coverage shall count toward the maximum coverage period permitted under such plan.

(c)                                  Outplacement Services.  Executive shall be entitled to executive level outplacement services at the Company’s expense for a period of twelve (12) months, to be commenced at Executive’s election within three (3) months following the Separation Date.

(d)                                 Mutual Release of Claims.

(i) Executive Release of Claims. The rights, payments and benefits to be provided to the Executive under Section 3 of this Agreement are subject to (i) the Executive’s execution and delivery to the Company following the Separation Date of a general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) and (ii) the Release becoming effective and no longer subject to revocation on or before the 30th day following the Separation Date.  The date that the Release becomes effective and no longer subject to revocation is herein referred to as the “Release Effective Date.”  If the Executive revokes the Release prior to the Release Effective Date, any of the payments or benefits provided pursuant to Section 3(b) or any proceeds thereof shall promptly be returned to the Company.

(ii) Company Release of Claims.  In consideration of the terms hereof, the Company and its subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents, hereby agree to and do release and forever discharge the Executive, from any and all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, which the Company had, now has or may have arising out of, in connection with, or relating to the Executive having been an employee or officer of the Company or any of its subsidiaries or affiliates, provided, however, that the foregoing shall not release or discharge Executive from any and all actions, damages, losses, costs and claims arising out of acts of fraud committed by Executive.  The Company hereby affirms that it currently has no actual knowledge that Executive has prior hereto committed an act of fraud.  This release does not include the Company’s right to enforce the terms of this Agreement.

4.                                      Accrued Rights.  The Company shall pay and provide to the Executive in accordance with its customary practices: (i) all base salary earned but not yet paid through the Separation Date, (ii) reimbursement for any and all business expenses properly incurred prior to the Separation Date, payable in accordance with and subject to the terms of the Company’s reimbursement policy and (iii) any employee benefits required to be provided to the Executive pursuant to the terms of the Company’s employee benefit plans, including without limitation the Supplemental Benefit Retirement Plan of LIN Television Corporation and Subsidiary Companies as amended and restated effective December 21, 2004 and the LIN Television Corporation Supplemental Income Deferral Plan effective July 1, 2010, and as required by applicable law.

5.                                      No Mitigation.  The Executive shall not have any duty to mitigate the amounts payable under this Agreement by seeking new employment or self-employment following separation from service. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer or self-employment.

6.                                      Directors’ and Officers’ Indemnification and Insurance.  Executive shall be entitled to directors’ and officers’ indemnification and insurance in accordance with the terms of Section 6.6 of the Merger Agreement.

7.                                      Restrictive Covenants.  Section 10 (Non-Disclosure), Section 12 (Non-Solicitation), Section 13 (Acknowledgement of Restrictive Covenants), Section 15 (Intellectual Property) and Section 17 (Injunctive Relief; Cumulative Right) of the Employment Agreement will continue to apply to the Executive.  As such, Sections 10, 12, 13, 15 and 17 of the Employment Agreement are incorporated into this Agreement by reference as if such sections were set forth directly in this Agreement.  If a court of competent jurisdiction shall have found that the Executive is in material breach of any restrictive covenant incorporated into this Agreement by reference, the Company shall, in addition to any other remedies available to it at law or equity, have the right to terminate the initiation or continuation of the Severance Payment and other benefits described in Section 3 and to recover from Executive any and all amounts previously paid. It is acknowledged and agreed to by the parties that Section 11 (Non-Competition) of the Employment Agreement shall terminate immediately upon the Separation Date and the Company hereby waives all rights of enforcement thereunder.

8.                                      Mutual Non-Disparagement.

The Company covenants that the Company and its subsidiaries or affiliates shall refrain from, and the Company shall cause its officers and directors to refrain from making, directly or indirectly, any disparaging or defamatory comments concerning Executive. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation (including, without limitation, in any public filing or similar disclosure) or in any response to questions or other requests for information (including, litigation, arbitration and governmental investigations) shall be deemed not to violate the obligations of the Company under this provision.

Executive agrees that Executive shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation (including, without limitation, in any public filing or similar disclosure) or in any response to questions or other requests for information (including, litigation, arbitration and governmental investigations) shall be deemed not to violate the obligations of the Executive under this provision.

9.                                      Return of Company Property.  The Executive shall promptly following the Separation Date return to the Company all documents, records, files and other information and property belonging or relating to the Company, its affiliates, customers, clients or employees.  The Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Executive may not retain originals or copies of such materials without the express written approval of the Company.

10.                               Severability.  In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

11.                               Waiver.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

12.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island, without reference to its choice of law rules.

13.                               Withholding.  The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

14.                               Entire Agreement.  This Agreement and the Release shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein, including, the Employment Agreement; provided that, as set forth in Section 7 of this Agreement, certain provisions of the Employment Agreement are expressly incorporated into this Agreement and continue to be binding and enforceable by the parties hereto.  The Executive acknowledges and agrees that Executive is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release.  This Agreement and the Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

15.                               Notices.  All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:                                       125 Waterway Drive

Saunderstown, Rhode Island 02874

If to the Company:                                      LIN Television Corporation

701 Brazos Street

Austin, TX 78701

Attention:  President

Email: Vincent.sadusky@linmedia.com

and

Media General, Inc.

333 E. Franklin Street

Richmond, VA 23219

Attention: Vice President and General Counsel

Email: arcarington@mediageneral.com

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

16.                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

17.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.                               Section 409A.

(a)                                 Compliance.  The parties hereto shall treat all payments and benefits under this Agreement as being exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted in accordance with the foregoing. The parties hereto agree that they shall not take any tax position inconsistent with the foregoing.

(b)                                 Separation from Service.  For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a separation from service, the Separation Date shall constitute a “separation from service” within the meaning of Code Section 409A. For purposes of any such provision of this Agreement, references to a “Separation” or like terms shall mean separation from service.  If any payment, compensation or other benefit provided to the Executive in connection with the termination of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Executive is a specified employee as defined in Code Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date plus interest for the period of such delay, which interest shall be calculated at a rate equal to the interest rate then earned by the Company’s excess cash balances on bank deposit.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Separation Agreement.

(c)                                  Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(d)                                 Installments as Separate Payment.  If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

LIN MEDIA, LLC

By:	/s/ Vincent L. Sadusky	Date: 12/19/2014
Vincent L. Sadusky, President and CEO

LIN TELEVISION CORPORATION, LLC

By:	/s/ Vincent L. Sadusky	Date: 12/19/2014
Vincent L. Sadusky, President and CEO

EXECUTIVE

By:	/s/ Richard J. Schmaeling	Date: 12/19/2014
Richard J. Schmaeling

[Signature Page to Separation Agreement]

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Release”), dated                     , 2014, by and among LIN Media LLC, a Delaware limited liability company and LIN Television Corporation, a Delaware corporation (the “Company”), and Richard J. Schmaeling (“Executive”).

WHEREAS, the Executive and the Company have entered into a Separation Agreement dated              , 2014 (the “Separation Agreement”);

NOW THEREFORE, in consideration for receiving separation benefits under the Separation Agreement and in consideration of the representations, covenants and mutual promises set forth in this Release, the parties agree as follows:

1.                                      Release.  Except with respect to all of the Company’s obligations under the Separation Agreement, the Executive, and the Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, partners, members, managers, successors, assigns and affiliates (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Release that arose out of or were related to the Executive’s employment with the Company or the Executive’s separation from service with the Company including, but not limited to, claims or demands related to wages, salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity or thing of value whatsoever; claims pursuant to under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq.; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq.; the Equal Pay Act; the Rehabilitation Act of 1973; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Rhode Island Fair Employment Practices Act; the Rhode Island Civil Rights Act; the Rhode Island AIDS Law; the Rhode Island Civil Rights of People with Disabilities Law; the Rhode Island Domestic Abuse Bias in

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Employment Law; the Rhode Island Discrimination Based on Genetic Testing Law; the Rhode Island Military Family Relief Act; the Rhode Island Equal Pay Act; the Rhode Island Whistleblower Protection Act and any claims for breach of express or implied contract; wrongful discharge or termination; infliction of emotional distress; defamation; libel; slander; breach of privacy; and any and all other claims that apply to or arise out of the employment relationship whether arising from statute, regulation, ordinance, or common law claims. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Executive under the terms of a Company sponsored tax qualified retirement or savings plan and/or any non-qualified deferred compensation plan(s) sponsored by the Company, except that the Executive hereby releases and waives any claims that Executive’s separation from service was to avoid payment of such benefits or payments, and that, as a result of Executive’s separation, Executive is entitled to additional benefits or payments. Notwithstanding anything to the contrary in this Release, this Release does not apply to the rights, payments and benefits of Executive pursuant to the Separation Agreement. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Executive signs this Release or any other claims or rights that Executive is prohibited from waiving under applicable law.

2.                                      Covenant Not to Sue.  By signing this Release, the Executive covenants, agrees, represents and warrants that Executive has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law or in conjunction with a dispute resolution program against any of the Released Parties based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Release, including, without limitation, Executive’s employment with any of the Released Parties or the termination thereof. Nothing in this Release shall limit the Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter. However, the Executive expressly waives all rights to recovery for any damages or compensation awarded as a result of any suit or proceeding brought by any third party or governmental agency on the Executive’s behalf.

3.                                      No Assignment of Claims.  By signing this Release, the Executive further covenants, agrees, represents and warrants that Executive has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein and acknowledges that this Release shall be binding upon the Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each of the Released Parties, and to their heirs, administrators, representatives, executors, successors, and assigns.

4.                                      No Release of Employee Benefits.  By signing this Release, the Executive does not release or discharge any right to any vested, deferred benefit in any qualified employee benefit plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due the Executive as a participant in any

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employee health and welfare plan, as such terms are used under ERISA, which is maintained by any of the Released Parties that employed the Executive.

5.                                      No Admission of Liability.  Notwithstanding the provisions of this Release and the payments to be made by the Company to the Executive hereunder, the Released Parties do not admit any manner of liability to the Executive.  This Release has been entered into as a means of settling any and all disputes between the Released Parties and the Executive.

6.                                      No Inducement. The Executive agrees that no promise or inducement to enter into this Release has been offered or made except as set forth in this Release or the Separation Agreement, that the Executive is entering into this Release without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release or the Separation Agreement.

7.                                      Damages. The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Release. It is also agreed that, in the event the Executive files a claim against the Company with respect to a claim released by the Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and Separation Payment under the Separation Agreement until such claim is withdrawn by the Executive.

8.                                      Advice of Counsel; Time to Consider; Revocation. The Executive acknowledges the following:

(a)                                 The Executive has read this Release, and understands its legal and binding effect. The Executive is acting voluntarily and of the Executive’s own free will in executing this Release.

(b)                                 The Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Release.

(c)                                  The Executive was given at least twenty-one (21) days to consider the terms of this Release before signing it.

The Executive understands that, if the Executive signs this Release, the Executive may revoke it within seven (7) days after signing it by delivering written notification of intent to revoke within that seven (7) day period. The Executive understands that this Release will not be effective until after the seven (7) day period has expired.

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9.                                      Severability. If all or any part of this Release is declared by any court, arbitrator or governmental authority to be unlawful, invalid, void or unenforceable, such unlawfulness, invalidity or unenforceability shall not affect the validity or enforceability of any other portion of this Release. Any section or a part of a section declared to be unlawful, invalid, void or unenforceable shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid. To the extent that any provision of this Release is adjudicated to be unlawful, invalid, void or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

10.                               Amendment. This Release shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.

11.                               Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

12.                               Headings. The headings of this Release are not part of the provisions hereof and shall not have any force or effect.

13.                               Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

14.                               Applicable Law. The provisions of this Release shall be interpreted and construed in accordance with the laws of the State of Rhode Island without regard to its choice of law principles.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.

LIN MEDIA, LLC

By:	Date:
Vincent L. Sadusky, President and CEO

LIN TELEVISION CORPORATION, LLC

By:	Date:
Vincent L. Sadusky, President and CEO

EXECUTIVE

By:	Date:
Richard J. Schmaeling

[Signature Page to Release]